Exhibit 99.1

Potlatch Corporation
601 W. First Ave., Suite 1600
Spokane, WA 99201
509.835.1500 www.potlatchcorp.com

News Release

For immediate release:

Contact:	(Investors)	(Media)
	Eric Cremers	Mark Benson
	509.835.1521	509.835.1513

Potlatch Reports Third Quarter 2012 Results

SPOKANE, Wash — October 22, 2012 — Potlatch Corporation (Nasdaq:PCH) today reported financial results for the third quarter ended September 30, 2012.

“We are very pleased with our strong third quarter operating results, which exceeded our expectations. The stronger than anticipated demand for manufactured wood products that began in the first quarter has continued through the third quarter. Our Wood Products segment has now had two consecutive quarters of their highest quarterly operating income in over five years,” said Michael Covey, chairman, president and chief executive officer of Potlatch Corporation. “The improved lumber markets are also having a positive effect on prices for our Resource segment, primarily in Idaho. The results from our Resource segment increased in the third quarter due to increased harvest levels related to seasonal factors, along with the improved prices. Our Real Estate segment continues to perform well, having closed 28 sales transactions during the third quarter and 124 on a year-to-date basis,” concluded Mr. Covey.

Q3 2012 FINANCIAL SUMMARY

•	Total consolidated revenues for the quarter were $151.9 million, compared to $152.9 million in Q3 2011 and $117.5 million in Q2 2012.

•	Net income for the quarter was $18.6 million, or $0.46 per diluted share, compared to $25.6 million, or $0.63 per diluted share in Q3 2011 and $5.1 million, or $0.13 per diluted share in Q2 2012.

•	EBITDDA was $37.0 million for Q3 2012, compared to $44.8 million in Q3 2011 and $22.6 million in Q2 2012.

Q3 2012 BUSINESS PERFORMANCE

Resource

Operating income for the Resource segment in Q3 2012 was $23.6 million, compared to $25.6 million in Q3 2011 and $6.7 million in Q2 2012. The year-over-year variance was primarily due to the previously announced harvest deferral, mainly in the Southern region, while the sequential variance was due to seasonality. The third quarter is typically the seasonally strongest production quarter, while the second quarter is typically the weakest quarter.

Northern Region

•

Total fee harvest volume for Q3 2012 decreased 4 percent from Q3 2011, primarily due to the planned harvest deferral in 2012. In addition, the late spring break-up in Idaho in Q2 2011 pushed some additional harvest volume into Q3 2011. Total fee harvest volume for Q3 2012 nearly tripled over Q2 2012 due to normal seasonality.

•	Sawlog volume decreased 5 percent in Q3 2012 from Q3 2011 due to the factors mentioned above. Sawlog prices increased 3 percent over the previous year primarily due to improved lumber markets.

•	Sawlog volume was nearly three times greater in Q3 2012 compared to Q2 2012 due to normal seasonality, while prices increased 10 percent as a result of improved lumber markets.

•	Pulpwood volume remained flat in the year-over-year comparison while prices increased 4 percent.

•

Pulpwood volume nearly tripled in Q3 2012 over Q2 2012 due to normal seasonality. Prices decreased 6 percent due to oversupply of residual and whole log chips in Idaho and the increased production in Q2 in Minnesota.

Southern Region

•

Total fee harvest volume in Q3 2012 decreased 25 percent from Q3 2011 due to the harvest deferral, and increased 24 percent over Q2 2012 due to seasonality, particularly with the harvest level of hardwoods.

•

Sawlog volume decreased 35 percent in Q3 2012 from Q3 2011 due to the harvest deferral. Sawlog prices increased 4 percent year-over-year as a result of a shift in product mix to higher priced hardwoods.

•	Sawlog volume and prices increased 17 percent and 9 percent, respectively, in Q3 2012 over Q2 2012 due to a seasonal shift to increased hardwood production.

•

Pulpwood volume in Q3 2012 decreased 14 percent compared to Q3 2011 due to the harvest deferral, as well as increased volumes in Q3 2011 that resulted from thinning operations on the company’s pine plantations. Pulpwood prices increased 12 percent year over year primarily due to a mix shift to more hardwood production, along with increased prices for both pine and hardwood. Lower pulpwood prices in Q3 2011 due to excess fiber availability also contributed to the positive variance.

•	Pulpwood volume in Q3 2012 increased 29 percent over Q2 2012 due to seasonality, while prices increased 3 percent due to the shift in product mix.

Wood Products

Wood Products revenues were $86.7 million in Q3 2012 compared to $69.2 million in Q3 2011 and $83.6 million in Q2 2012. Operating income for the segment totaled $15.2 million in Q3 2012 compared to $2.9 million in Q3 2011 and $11.7 million in Q2 2012. The improvement over Q3 2011 resulted from much improved product pricing as well as increased shipment volumes. The improvement over Q2 2012 resulted from improved product pricing and a small decrease in costs.

•	Lumber prices in Q3 2012 increased 21 percent and 1 percent over Q3 2011 and Q2 2012, respectively.

•	Lumber shipments in Q3 2012 increased 4 percent over Q3 2011 and remained level compared to Q2 2012.

•	No lumber hedges were in place during Q3 2012, but the segment recorded a $2.0 million benefit in Q3 2011 and a $0.9 million charge in Q2 2012 related to mark to market adjustments.

Real Estate

Real Estate revenues totaled $2.4 million in Q3 2012 compared to $14.8 million in Q3 2011 and $8.7 million in Q2 2012. Operating income for the segment was $1.3 million in Q3 2012 compared to $9.9 million in Q3 2011 and $6.7 million in Q2 2012. The third and final phase of a non-strategic/rural real estate sale in Idaho occurred during Q3 2011, resulting in revenues of $9.1 million.

Corporate

Corporate expenses, excluding interest expense, were $10.6 million in Q3 2012 compared to $5.0 million in Q3 2011 and $9.2 million in Q2 2012. The year-over-year variance was primarily due to higher pension expense related to the company’s legacy plans as well as a charge for the mark to market adjustment related to the deferred compensation plans. The quarter-to-quarter variance was due to higher compensation expense as well as a mark to market adjustment related to the deferred compensation plans. Net cash interest expense totaled $5.8 million in Q3 2012 compared to $6.2 million in Q3 2011 and $5.8 million in Q2 2012.

Balance Sheet

Potlatch finished the quarter with $62.5 million of cash and short-term investments on the balance sheet.

Dividend Distribution

During the third quarter, Potlatch paid a quarterly cash distribution on the company’s stock of $0.31 per share.

Conservation Sale

In September 2012, Potlatch reached an agreement with Minnesota conservation advocates on an approximately 2,000-acre, $11 million conservation sale of HBU property, which is expected to close in late November 2012.

OUTLOOK

“We are very pleased with our third quarter and year-to-date results and expect continued strong performance as we move through the fourth quarter. In our Wood Products business, prices have begun their normal seasonal softening, but we expect prices to remain relatively firm. In fact, we anticipate lumber prices will bottom out in October or November before beginning to climb again in December as buyers will then be in the market preparing for 2013 and wanting to get ahead of the strengthening housing market. In our Resource segment, we continue to expect our 2012 harvest to be approximately 3.5 million tons. In general, our Resource segment is benefitting from the improved demand and higher lumber pricing in the wood products industry, particularly in Idaho. However, we expect log prices to decrease slightly in the fourth quarter, primarily due to seasonal factors and product mix. Nonetheless, as we look to 2013, we expect housing starts to continue to increase and anticipate firmer log and lumber prices in that year and beyond. We will provide an update on planned 2013 harvest levels during our fourth quarter earnings call in early 2013. Finally, we expect solid earnings in our Real Estate business for the fourth quarter with the planned $11 million conservation sale in addition to other attractive real estate sales,” concluded Mr. Covey.

CONFERENCE CALL INFORMATION

A live conference call and webcast will be held today, October 22, 2012, at 9 a.m. Pacific Time (noon Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 33029859. Supplemental materials that will be discussed during the call are available on the website.

A replay of the conference call will be available two hours following the call until October 29, 2012 by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 33029859 to access the replay.

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.43 million acres of timberland in Arkansas, Idaho and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about our expectations regarding future company performance, operating results of our business segments for the remainder of 2012, closing of a conservation land sale, the direction of our business markets, business conditions in our Resource and Wood Products segments, the recovery of the domestic housing market and wood products industry, housing starts, lumber prices during the remainder of 2012 and into 2013 and beyond, 2012 harvest levels, log prices during the remainder of 2012 and into 2013 and beyond, and related matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company’s lands; changes in timber prices; changes in policy regarding governmental timber sales;

changes in the United States and international economies; changes in the level of construction activity; changes in China demand; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, fuel and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; performance of agreements to purchase Minnesota land; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

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Potlatch Corporation

Consolidated Statements of Income

Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$151,911	$152,891	$381,835	$387,494

Costs and expenses:
Cost of goods sold	109,806	108,420	287,469	287,473
Selling, general and administrative expenses	13,342	7,837	35,994	28,469
Asset impairment charge	—	1,180	—	1,180

	123,148	117,437	323,463	317,122

Operating income	28,763	35,454	58,372	70,372
Interest expense, net	(6,280)	(6,632)	(19,043)	(21,123)

Income before income taxes	22,483	28,822	39,329	49,249
Income tax provision	(3,884)	(3,223)	(10,599)	(7,505)

Net income	$18,599	$25,599	$28,730	$41,744

Net income per share:
Basic	$0.46	$0.64	$0.71	$1.04
Diluted	0.46	0.63	0.71	1.03
Cash distributions per share	$0.31	$0.51	$0.93	$1.53
Weighted-average shares outstanding (in thousands):
Basic	40,357	40,187	40,317	40,147
Diluted	40,571	40,380	40,503	40,360

Potlatch Corporation

Consolidated Condensed Balance Sheets

Unaudited (Dollars in thousands, except per-share amounts)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash	$9,033	$7,819
Short-term investments	53,429	62,989
Receivables, net	24,532	13,533
Inventories	29,431	28,603
Deferred tax assets	11,909	11,909
Other assets	10,435	9,998

Total current assets	138,769	134,851
Property, plant and equipment, net	58,093	61,453
Timber and timberlands, net	455,415	459,687
Deferred tax assets	44,541	57,924
Other assets	11,898	32,305

	$708,716	$746,220

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments on long-term debt	$8,413	$21,661
Accounts payable and accrued liabilities	67,046	55,948

Total current liabilities	75,459	77,609
Long-term debt	337,308	344,742
Liability for pensions and other postretirement employee benefits	135,854	163,116
Other long-term obligations	20,210	18,615
Stockholders’ equity	139,885	142,138

	$708,716	$746,220

Shares outstanding (in thousands)	40,369	40,202
Stockholders’ equity per common share	$3.47	$3.54
Working capital	$63,310	$57,242
Current ratio	1.8:1	1.7:1

Potlatch Corporation

Consolidated Condensed Statements of Cash Flows

Unaudited (Dollars in thousands)

	Nine Months Ended September 30,
	2012	2011
Cash Flows From Operating Activities
Net income	$28,730	$41,744
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	19,271	22,916
Basis of real estate sold	1,623	10,053
Change in deferred taxes	10,539	7,506
Gain on disposition of property, plant and equipment	(1)	(106)
Employee benefit plans	3,001	(1,589)
Equity-based compensation expense	3,057	3,144
Asset impairment	—	1,180
Proceeds from sales deposited with a like-kind exchange intermediary	(526)	—
Funding of qualified pension plans	(21,630)	(9,400)
Working capital changes	(1,031)	(3,342)

Net cash provided by operating activities	43,033	72,106

Cash Flows From Investing Activities
Decrease in short-term investments	9,560	10,559
Proceeds from COLI loan	21,751	—
Additions to property, plant and equipment	(3,502)	(4,163)
Additions to timber and timberlands	(8,367)	(7,915)
Proceeds from disposition of property, plant and equipment	35	185
Other, net	(1,252)	(1,564)

Net cash provided by (used for) investing activities	18,225	(2,898)

Cash Flows From Financing Activities
Distributions to common stockholders	(37,520)	(61,458)
Payments on long-term debt	(21,662)	(5,011)
Issuance of common stock	709	1,230
Change in book overdrafts	(29)	(1,377)
Deferred financing costs	(30)	(343)
Employee tax withholdings on equity-based compensation	(1,714)	(1,610)
Other, net	202	(15)

Net cash used for financing activities	(60,044)	(68,584)

Increase in cash	1,214	624
Cash at beginning of period	7,819	5,593

Cash at end of period	$9,033	$6,217

Potlatch Corporation

Segment Information

Unaudited (Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
Resource	$82,144	$86,770	$156,486	$172,587
Real Estate	2,353	14,809	19,181	46,808
Wood Products	86,732	69,239	244,279	204,343

	171,229	170,818	419,946	423,738
Intersegment revenues - Resource	(19,318)	(17,927)	(38,111)	(36,244)

Total consolidated revenues	$151,911	$152,891	$381,835	$387,494

Operating income
Resource	$23,631	$25,598	$39,011	$47,208
Real Estate	1,255	9,929	14,256	29,295
Wood Products	15,232	2,896	31,948	8,548
Eliminations and adjustments	(1,178)	1,634	(106)	4,160

	38,940	40,057	85,109	89,211
Corporate	(16,457)	(11,235)	(45,780)	(39,962)

Income before income taxes	$22,483	$28,822	$39,329	$49,249

Depreciation, depletion and amortization
Resource	$6,061	$6,519	$12,071	$13,851
Real Estate	9	21	27	21
Wood Products	1,507	1,925	5,013	5,906

	7,577	8,465	17,111	19,778
Corporate	725	627	2,160	3,138

Total depreciation, depletion and amortization	$8,302	$9,092	$19,271	$22,916

Basis of real estate sold - Real Estate	$397	$2,714	$1,806	$13,287
Eliminations and adjustments	(16)	(3,234)	(183)	(3,234)

Total basis of real estate sold - Real Estate	$381	$(520)	$1,623	$10,053

Potlatch Corporation

EBITDDA*

(Earnings before interest, taxes, depreciation, depletion and amortization, and basis of real estate sold)

Unaudited (Dollars in thousands)

	3rd Quarter 2012	2nd Quarter 2012	3rd Quarter 2011
GAAP net income	$18,599	$5,080	$25,599
Net cash interest expense	5,848	5,846	6,242
Income tax provision	3,884	5,733	3,223
Depreciation, depletion and amortization	8,302	5,181	9,092
Basis of real estate sold	397	914	2,714
Non-cash eliminations	(16)	(116)	(2,054)

EBITDDA	$37,014	$22,638	$44,816

*	EBITDDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net income. EBITDDA, as we define it, is net income adjusted for net cash interest expense, provision for income taxes, depreciation, depletion and amortization, the basis of real estate sold and non-cash eliminations. It should not be considered as an alternative to net income computed under GAAP.